Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
October 31, 2006

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(Address of principal executive offices)

(585) 214-8005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 1, 2006, we entered into a Separation Agreement and Mutual Release (the “Separation Agreement”) with Michael D. Riedlinger, our President. Pursuant to the Separation Agreement, Mr. Riedlinger resigned, effective October 31, 2006, as our President and as a member of our Board of Directors. The Separation Agreement provides for a severance payment to Mr. Riedlinger in the amount of $47,500, payable in bi-weekly installments over a period of six months, and the continuation of health insurance coverage for Mr. Riedlinger and his family through April 30, 2007. In the Separation Agreement, Mr. Riedlinger has agreed to assist us in the transition to our new President and in the completion of certain other transition matters. The Separation Agreement also contains other conventional terms, including mutual releases and non-disparagement clauses.

The Separation Agreement is filed herewith as Exhibit 10.1 and the foregoing description of the Separation Agreement is qualified in its entirety by reference to such Exhibit.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a)    On October 31, 2006, Ross B. Kenzie resigned as a member of our Board of Directors. Mr. Kenzie was a member of our Audit Committee and our Compensation Committee. Mr. Kenzie indicated that his decision to resign was not caused by a disagreement relating to our operations, policies or practices.

(b)    On November 1, 2006, pursuant to the Separation Agreement described in Item 1.01 above, Michael D. Riedlinger resigned, effective October 31, 2006, as our President and as a member of our Board of Directors. Mr. Riedlinger indicated that his decision to resign was not caused by a disagreement relating to our operations, policies or practices.

(c)    On November 1, 2006, our Board of Directors appointed Cathy A. Fleischer, Ph.D., who has been our Chief Technology Officer, to be our President and elected her to our Board of Directors, to fill the vacancy created by the resignation of Michael D. Riedlinger.

Dr. Fleischer was appointed as our Chief Technology Officer in July 2006. During the period February 1992 to June 2006, Dr. Fleischer held a variety of positions at Eastman Kodak, including that of Research & Development Director in Polarizer Films from January 2006 to June 2006; Program Manager in Light Management Solutions from July 2004 to December 2005; Commercialization Leader for Optical Display Film polymer from February 2004 to December 2004; Research Manager in Advanced Flexible Substrates Lab from December 2000 to July 2004; and Research Associate in Manufacturing Research from February 1992 to December 2000. From March 1984 to May 1990, Dr. Fleischer served as Senior Development Engineer at Rogers Corporation, a specialty polymers and high-technology company. Dr. Fleischer holds eleven patents and has numerous publications in the fields of polymer materials science, composites, adhesion and surface science. Dr. Fleischer received a doctorate degree in Polymer Science from the University of Connecticut, a master’s degree in Chemical Engineering from Massachusetts Institute of Technology, and a bachelor’s degree in Bioengineering/Material Science from the University of Pennsylvania. Dr. Fleischer completed the executive development program at the Smith College Consortium.

The terms and conditions of Dr. Fleischer’s employment agreement, which we reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2006, remain in effect without alteration. The employment agreement, similar in form to the employment agreements of our other executive officers, provides for an annual salary of $120,000 and can be terminated by either party upon 90 days’ notice.

Item 7.01. Regulation FD Disclosure

On November 2, 2006, we issued a press release announcing Messrs. Kenzie’s and Riedlinger’s resignations and Dr. Fleischer’s election to our Board of Directors and appointment as President, as reported in Item 5.02 above. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Separation Agreement and Mutual Release dated as of October 31, 2006 between NaturalNano, Inc. and Michael D. Riedlinger
99.1	Press Release entitled “NaturalNano Announces Promotion of Dr. Cathy A. Fleischer to President” issued by NaturalNano, Inc. on November 2, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Date: November 2, 2006	By:	/s/ Kathleen A. Browne
Kathleen A. Browne
Chief Financial Officer